Exhibit 99(g)(7)

VARIABLE ANNUITY GUARANTEED DEATH BENEFIT REINSURANCE

Effective Date of January 1, 1996

between

Phoenix Home Life Mutual Insurance Company

(East Greenbush, New York - Executive Offices in Hartford, Connecticut)

and

Connecticut General Life Insurance Company

(Hartford, Connecticut)

[Text in this agreement has been redacted, where such information is both not material and would likely cause competitive harm if publicly disclosed]

REINSURANCE AGREEMENT

Effective Date of January 1, 1996

between

Phoenix Home Life Mutual Insurance Company

(East Greenbush, New York - Executive Offices in Hartford, Connecticut)

and

Connecticut General Life Insurance Company

(Hartford, Connecticut)

INDEX

	ARTICLE	PAGE
Access to Records	XI	7
Amounts at Risk	II	1
Automatic Excess Reinsurance	III	1
Claims	VII	5
Currency	XIII	7
DAC Tax Regulation Election	XVII	10
Delays, Errors, or Omissions	XII	7
Effective Date; Term and Termination	XVIII	10
Extra Contractual Obligations	IX	6
Hold Harmless	XIV	7
Insolvency	XV	8
Liability of Connecticut General	IV	2
Negotiation and Arbitration	XVI	8
Notices	XX	13
Offset	X	6
Parties to the Agreement	I	1
Premium Accounting	VI	4
Recapture	XIX	12
Reinsurance Premiums	V	2
Reserves	VII	5

SCHEDULES

A	Maximum Limits of Reinsurance in Connecticut General
B	Policy Forms and Funds Subject to this Reinsurance Agreement
C	Limits and Rules of Phoenix Home Life
D	Reinsurance Premium Rates
E	Quarterly Reporting Format

REINSURANCE AGREEMENT

(hereinafter called Agreement)

between

Phoenix Home Life Mutual Insurance Company

(hereinafter called Phoenix Home Life)

and

Connecticut General Life Insurance Company

(hereinafter called Connecticut General or Reinsurer)

It is agreed by the two companies as follows:

ARTICLE I PARTIES TO THE AGREEMENT

This Agreement shall be binding upon and shall inure solely to the benefit of Phoenix Home Life and Connecticut General. This Agreement shall not and is not intended to create any right or interest in any third party and shall not and is not intended to create any legal relationship between either party and any third party, including, without limitation, annuitants, insureds, certificate holders, employees, dependents, beneficiaries, policy owners, applicants or assignees under any policy or contract issued by Phoenix Home Life.

ARTICLE II AMOUNTS AT RISK

A.	The reinsurance death benefit is the excess of the guaranteed minimum death benefit over the Contract Value as outlined in Schedule C attached hereto.

B.	The Contract Value represents the owner’s invested assets in the funds in Schedule B as it appears in the records of Phoenix Home Life before application of any surrender charges, on any given date.

ARTICLE III AUTOMATIC EXCESS REINSURANCE

A.	On and after the Effective Date of this Agreement, subject to the limit of Reinsurer’s liability set forth in Schedule A and all other terms, conditions and limitations set forth in this Agreement and the Schedules attached to and made a part hereof, Phoenix Home Life shall cede and the Reinsurer shall accept Phoenix Home Life’s guaranteed death benefit liability under the Variable Annuity Contracts, as described in Article II A. The Reinsurer will accept the liability for new policies issued on and after January 1, 1996 as well as for existing policies in force and active at January 1, 1996.

Phoenix Home Life		CIGNA Reinsurance
Edge Series/Templeton	- 1 -	July 25, 1996

B.	This Agreement covers only Phoenix Home Life’s liability for claims paid under Variable Annuity Contracts written on forms and investment in funds which were reviewed by the Reinsurer prior to their issuance. Forms, as supplemented by additional materials, and funds available as of the date of this Agreement are listed on Schedule B, attached hereto and made Sym (a part hereof. If Phoenix Home Life intends to cede to Reinsurer liability with respect to a new form or fund, or a revised version of an approved form or fund, it must provide to the Reinsurer written notice of such intention together with a copy of the proposed form, fund or revision, and a revised Schedule B.

C.	Phoenix Home Life shall provide written notice to Connecticut General of any changes in its published limits and rules identified on Schedule C, and Connecticut General shall have no liability pursuant to revised limits and rules unless and until Connecticut General provides written notice to Phoenix Home Life that such revised limits and rules are acceptable.

ARTICLE IV LIABILITY OF CONNECTICUT GENERAL

Connecticut General’s liability for reinsurance under this Agreement shall follow that of Phoenix Home Life in every case, and be subject in all respects to the general stipulations, terms, clauses, conditions, waivers and modifications of the Variable Annuity Contracts.

In no event shall Connecticut General have any reinsurance liability unless the Variable Annuity Contract issued by Phoenix Home Life is in force and the underwriting and issuance of coverage by Phoenix Home Life constitutes the doing of business in a state of the United States of America in which Phoenix Home Life is properly licensed and authorized to do business.

ARTICLE V REINSURANCE PREMIUMS

The quarterly premiums for new and existing reinsurance subject to the terms and conditions of this Agreement shall be determined by application of the rates set forth in Schedule D to the amount of reinsurance coverage provided for each annuity insured by Phoenix Home Life, subject to the following:

1.	The reinsurance premiums shall be based on the annuitant’s age at the end of each quarter. Phoenix Home Life shall determine the annuitant’s age at the time it prepares the quarterly exposure data submission for the variable annuity guaranteed death benefit, as set forth in Schedule E, attached hereto.

2.	The Adjusted Aggregate Contract Value is the sum of the contract values in all of Phoenix Home Life’s variable annuities subject to this Agreement, minus contract values attributable to amounts in excess of the maximum purchase amounts listed in Schedule A.

Phoenix Home Life		CIGNA Reinsurance
Edge Series/Templeton	- 2 -	July 25, 1996

3.	The amount at risk each quarter will be calculated as the reinsurance death benefit for each variable annuity contract covered under this agreement. For determining the amount at risk, the guaranteed minimum death benefit and the contract value are calculated as the average of the values at the end of the current quarter and the end of the prior quarter. The amount at risk cannot fall below zero.

4.	These premiums are applicable to new business issued on and after January 1, 1996 and to existing business in force at January 1, 1996. The premiums are guaranteed for new business written from January 1, 1996 through December 31, 1999. These premiums will remain effective for all existing annuity contracts in force at December 31, 1999, until the termination or expiry of each underlying contract.

5.	[Text in this agreement has been redacted, where such information is both not material and would likely cause competitive harm if publicly disclosed]

Phoenix Home Life		CIGNA Reinsurance
Edge Series/Templeton	- 3 -	July 25, 1996

6.

ARTICLE VI PREMIUM ACCOUNTING

A.	Reinsurance premiums shall be paid in advance on a quarterly basis. Within thirty days after the close of each reporting period, Phoenix Home Life shall forward to Connccticut General its statement of account as set forth in Exhibit E along with its remittance for the net amount due as shown therein as well as any premium due for the prior quarter. If the statement shows a balance due Phoenix Home Life, Connecticut General shall Promptly remit that amount to Phoenix Home Life.

B.	For the purposes of this Agreement the due date for Connecticut General’s receipt of the statement of account and premium due is the thirtieth day following the close of any reporting period. The payment of reinsurance premiums in accordance with the provisions herein shall be a condition precedent to the liability of Connecticut General for reinsurance covered by this Agreement. In the event that reinsurance premiums are not received by Connecticut General as of the thirtieth day following the close of the reporting period in which they fall due, Connecticut General will notify Phoenix Home Life that such premiums are due and unpaid, and Phoenix Home Life will remit the premium within thirty days of receipt of the notice. In the event that the premiums are not paid within the additional thirty days, Connecticut General shall have the right to give Phoenix Home Life notice of Connecticut General’s intention to terminate such reinsurance immediately.

C.	Whether or not Connecticut General exercises its right to terminate the reinsurance as specified in the preceding paragraph, all such outstanding premiums shall be subject to an annual interest charge on the unpaid balance from the due date as specified in this Article to the date of payment, at a rate coincident with the current rate of interest charged by Connecticut General for delinquent premiums in connection with its individual life insurance policies.

Phoenix Home Life		CIGNA Reinsurance
Edge Series/Templeton	- 4 -	July 25, 1996

D.	If reinsurance is terminated as provided in paragraph B, and if all reinsurance premiums in default and any additional charge due in accordance with paragraph B, including such premiums and charges which may become in default during the thirty-day notice period are not paid before the expiration of such period, Connecticut General shall thereupon be relieved automatically of future liability under all reinsurance for which premiums and other charges remain unpaid. Reinsurance for which premiums subsequently fall due will terminate automatically if reinsurance premiums are not paid when due as provided in paragraph B of this Article. The reinsurance so terminated may be reinstated at any time within sixty days of the date of termination upon payment of all reinsurance premiums and other charges in arrears; but in the event of such reinstatement, Connecticut General shall have no liability in connection with any claims incurred between the date of termination and the date of reinstatement of the reinsurance.

E.	Notwithstanding termination of reinsurance as provided in paragraph C, Phoenix Home Life shall continue to be liable to Connecticut General for all unpaid reinsurance premiums earned by Connecticut General under this Agreement. Such premiums are subject to an annual interest charge as specified in paragraph B above.

ARTICLE VII CLAIMS

A.	Phoenix Home Life is solely responsible for payment of its claims under the Underlying Annuity Contracts, policies, master contracts or certificates identified on Schedule B. Phoenix Home Life shall provide Connecticut General with proof of claim, proof of claim payment and any other claim documentation requested by Connecticut General. Payment of reinsurance shall be made by Connecticut General in one sum regardless of the method of payment by Phoenix Home Life and within thirty (30) calendar days following receipt of the quarterly reinsurance statement, as set forth in Schedule E.

B.	Phoenix Home Life shall notify Connecticut General of its intentions to contest, compromise, or litigate a claim involving reinsurance. Connecticut General’s liability shall then be determined under the provisions of Articles IX.

ARTICLE VIII RESERVES

The reserve held by Connecticut General for reinsurance of the variable annuity death benefit will be determined as follows:

The amount determined in accordance with the following structure not to be less than the recognized statutory required reserve or the Model Law adopted by the NAIC.

1.	Create artificial one (1) year exposures based on the following fund performance:

	(a)	16% drop in equity funds, with no recovery for twelve (12) months

Phoenix Home Life		CIGNA Reinsurance
Edge Series/Templeton	- 5 -	July 25, 1996

	(b)	6% drop in debt funds, with no recovery for twelve (12) months

2.	Apply the following mortality rates:

	(c)	The experience table (i.e. basic table) underlying the 1983 Group Annuity Mortality Table, loaded 10%

3.	Ignore the benefit of reinsurance premium.

Regardless of the above, the reserve held by Connecticut General will not exceed the level determined by Connecticut’s guideline for Guaranteed Minimum Death Benefit reserves as stated in the Insurance Department’s November 10, 1994 letter regarding Statutory Reserves for Variable Annuity Death or Disability Benefits.

ARTICLE IX EXTRA CONTRACTUAL OBLIGATIONS

A.	In no event shall Connecticut General be liable for extra contractual damages (whether they constitute Compensatory damages, Statutory penalties, Exemplary or Punitive damages) which are awarded against Phoenix Home Life as a result of an act, omission or course of conduct by Phoenix Home Life in connection with policies subject to this Agreement.

B.	The following definitions shall apply:

	(1)	Punitive damages and Exemplary damages are those damages awarded as a penalty, the amount of which is not governed nor fixed by statuče.

	(2)	Statutory penalties are those amounts which are awarded as a penalty but fixed in amount by statute.

	(3)	Compensatory damages are those amounts awarded to compensate for the actual damages sustained and are not awarded as a penalty nor fixed in amount by statute.

ARTICLE X OFFSET

Either party shall have, and may exercise at any time and from time to time, the right to offset any balance or amounts whether on account of premiums or on account of losses or otherwise, due from one party to the other under the terms of this Agreement. However, in the event of insolvency of Phoenix Home Life subject to the provisions of Article XV, offset shall only be allowed in accordance with the statutes and/or regulations of the state having jurisdiction over the insolvency.

Phoenix Home Life		CIGNA Reinsurance
Edge Series/Templeton	- 6 -	July 25, 1996

ARTICLE XI ACCESS TO RECORDS

Connecticut General, or its duly authorized representative, shall have access (at any reasonable time) to all records of Phoenix Home Life (including the right to photocopy documents) which pertain in any way to this reinsurance. The right of access shall survive the termination of this Agreement.

ARTICLE XII DELAYS, ERRORS OR OMISSIONS

No accidental delay, errors or omissions on the part of Phoenix Home Life shall relieve Connecticut General of liability provided such delay, errors or omissions are rectified as soon as possible after discovery. However, Connecticut General shall not be liable with respect to any reinsurance which may have been inadvertently included in the premium computation but which ought not to have been included by reason of the terms and conditions of this Agreement. It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be unintentional or the result of misunderstanding or oversight on the part of either party, both parties shall be restored to the position they would have occupied had no such error or oversight occurred, subject always to the correction of the error or oversight.

ARTICLE XIII CURRENCY

All retentions and limits hereunder are expressed in United States dollars and all premium and loss payments shall be made in United States currency. For the purposes of this Agreement, amounts paid or received by Connecticut General in any other currency shall be converted into United States dollars at the rates of exchange on the date such transactions are entered on the books of Connecticut General.

ARTICLE XIV HOLD HARMLESS

A.	Connecticut General shall indemnify and hold Phoenix Home Life harmless from any and all liability, loss, damage, fines, punitive damages, penalties and costs, including expenses and attorney’s fees, which results from any negligence or willful misconduct of Connecticut General in fulfilling its duties and obligations under this Agreement or which results from any action which exceeds its authority under this Agreement.

B.	Phoenix Home Life shall indemnify and hold Connecticut General harmless from any and all liability, loss, damage, fines, punitive damages, penalties and costs, including expenses and attorney’s fees, which results from any negligence or willful misconduct of Phoenix Home Life in fulfilling its duties and obligations under this Agreement or which results from any action which exceeds its authority under this Agreement.

Phoenix Home Life		CIGNA Reinsurance
Edge Series/Templeton	- 7 -	July 25, 1996

ARTICLE XV INSOLVENCY

In the event of insolvency of Phoenix Home Life, the reinsurance under this Agreement shall be payable directly by Connecticut General to Phoenix Home Life or to its liquidator, receiver, conservator or statutory successor on the basis of Connecticut General’s liability to Phoenix Home Life without diminution because of the insolvency of Phoenix Home Life or because the liquidator, receiver, conservator or statutory successor of Phoenix Home Life has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of Phoenix Home Life shall give prompt written notice to Connecticut General of the pendency of a claim against Phoenix Home Life within a reasonable time after such claim is filed in the receivership, conservation, insolvency or liquidation proceeding and that during the pendency of such claim, Connecticut General may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to Phoenix Home Life or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by Connecticut General shall be chargeable, subject to the approval of the Court, against Phoenix Home Life as part of the expense of conservation or liquidation to the extent of a pro-rata share of the benefit which may accrue to Phoenix Home Life solely as a result of the defense undertaken by Connecticut General.

Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by Phoenix Home Life.

ARTICLE XVI NEGOTIATION and ARBITRATION

A.	Basis for Arbitration

The parties mutually understand and agree that the wording and interpretation of this Agreement is based on the usual customs and practices of the insurance and reinsurance industry. While the parties agree to act in good faith in their dealings with each other, it is understood and recognized that situations arise in which an agreement cannot be reached.

In the event that any dispute cannot be resolved to the parties’ mutual satisfaction, the dispute will first be subject to good-faith negotiation as described below in an attempt to resolve the dispute without the need to institute formal arbitration proceedings.

B.	Negotiation

Within ten days after one of the parties to this Agreement has given the other the first written notification of the specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officer. If the officers cannot resolve the dispute within thirty days of their first meeting, the parties agree that they will submit the dispute to formal arbitration. However, the parties may agree in writing to end the negotiation period for an additional thirty days.

Phoenix Home Life		CIGNA Reinsurance
Edge Series/Templeton	- 8 -	July 25, 1996

C.	Arbitration Proceedings

No later than fifteen days after the final negotiation meeting, the officers taking part in the negotiation will give both parties written confirmation either that the dispute has been resolved, or that they are unable to resolve the dispute and that they recommend establishment of formal arbitration.

An arbitration panel consisting of three past or present disinterested officers of insurance or reinsurance companies will settle the dispute. Each party will appoint one arbitrator and the two will select an umpire. If the two arbitrators fail to agree on the selection of the umpire within thirty (30) days of the appointment of the second arbitrator, each arbitrator shall submit to the other a list of three umpire candidates, each arbitrator shall select one name from the list submitted by the other and the umpire shall be selected from the two names chosen by a lot drawing procedure to be agreed upon by the arbitrators. The arbitration proceedings will be conducted as decided by the panel. The arbitration will take place where the parties mutually agree or where ordered by the panel.

Within sixty (60) days after the close of the arbitration proceedings the arbitrators will issue a written decision on the dispute and a statement of any award to be paid as a result. The decision will be based on the terms and conditions of this Agreement as well as the usual customs and practices of the insurance and reinsurance industry, rather than on strict interpretation of the law as to substance, procedure and rules of evidence. The decision will be final and binding on both parties and there will be no further appeal. Judgement may be entered upon the final decision of the arbitration panel in any court of competent jurisdiction.

The parties may mutually agree to extend any of the negotiation or arbitration periods shown in this Article.

Unless otherwise ordered by the panel, each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expenses of the umpire and of the arbitration. The arbitration panel may, at its discretion, award costs and expenses as it deems appropriate, including, but not limited to, attorneys’ fees and interest.

Phoenix Home Life		CIGNA Reinsurance
Edge Series/Templeton	- 9 -	July 25, 1996

ARTICLE XVII DAC TAX REGULATION ELECTION

Connecticut General and Phoenix Home Life hereby agree to make an election pursuant to Internal Revenue Code Regulation Section 1.848-2(g)(8). This election shall be effective for all taxable years for which the Reinsurance Agreement remains in effect.

The terms used in this article are defined by reference to Regulation Section 1.848-2 promulgated on December 28, 1992.

Connecticut General and Phoenix Home Life agree that the entity with net positive consideration for the reinsurance agreement for each taxable year will capitalize specified policy acquisition expenses with respect to the reinsurance agreement without regard to the general deductions limitation of Section 848(@(1) of the Internal Revenue Code of 1986, as amended.

Connecticut General and Phoenix Home Life agree to exchange information pertaining to the amount of net consideration under the reinsurance agreement each year to ensure consistency, To achieve this, Phoenix Home Life shall provide Connecticut General with a schedule of its calculation of the net consideration for all reinsurance agreements in force between them for a taxable year by no later than April 30 of the succeeding year. Connecticut General shall advise Phoenix Home Life if it disagrees with the amounts provided by no later than May 31, otherwise the amounts will be presumed correct and shall be reported by both parties in their respective tax returns for such tax year. If Connecticut General contests Phoenix Home Life’s calculation of the net consideration, the Parties agree to act in good faith to resolve any differences within thirty (30) days of the date Connecticut General submits its alternative calculation and report the amounts agreed upon in their respective tax returns for such tax year.

Connecticut General represents and warrants that it is subject to U.S. taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

ARTICLE XVIII EFFECTIVE DATE, TERM AND TERMINATION

А.	The effective date of this Agreement is January 1, 1996. The duration of this Agreement with respect to the reinsurance of new business as well as business in force as of January 1, 1996 extends through December 31, 1999. Both parties will enter into good faith negotiations for subsequent treaty coverages and duration no later than June 1, 1999.

Either party may elect not to continue participation in a reinsurance Agreement with respect to new business issued by Phoenix Home Life on and after January 1, 2000. Should either party decide not to continue participation, it will notify the other party in writing of its intention not less then ninety (90) days prior to January 1, 2000. However, the provisions of the Agreement will remain effective for all existing annuity contracts in force at December 31, 1999, until the termination or expiry of each underlying contract.

Phoenix Home Life		CIGNA Reinsurance
Edge Series/Templeton	- 10 -	July 25, 1996

B.	Connecticut General may elect not to accept new business issued by Phoenix Home Life before January 1, 2000 only upon the occurrence of any of the following events and upon delivery of sixty (60) days written notice:

	(1)	Phoenix Home Life’s A. M. Best rating is reduced to a “C” or lower;

	(2)	Phoenix Home Life is placed upon a “watch list” by its domiciliary state’s insurance regulators;

	(3)	An order appointing a receiver, conservator or trustee for management of Phoenix Home Life is entered or a proceeding is commenced for rehabilitation, liquidation, supervision or conservation of Phoenix Home Life;

	(4)	Phoenix Home Life is merged, purchased or there is any other change (in whole or in part) in the ownership of Phoenix Home Life;

	(5)	Phoenix Home Life withdraws from or substantially reduces the active marketing of policy forms identified in Schedule B;

	(6)	The Securities and Exchange Commission revokes the licenses of Phoenix Home Life to conduct business;

	(7)	Failure by Phoenix Home Life to pay premium in accordance with Article V. If, during the thirty (30) days notice period, Reinsurer receives all premiums in arrears and all premiums which may become due within the thirty (30) days notice period, the notice of termination shall be deemed withdrawn. In the event of termination under this paragraph, this Agreement may be reinstated upon the written consent of Reinsurer if, at any time within sixty (60) days of termination, Phoenix Home Life pays and Reinsurer receives all premiums due and payable up to the date of reinstatement.

(C)	Phoenix Home Life may elect to discontinue the reinsurance of new business issued before January 1, 2000 under this Agreement, only upon the occurrence of any of the following events, and upon delivery of sixty (60) days written notice:

	(1)	Connecticut General’s A. M. Best rating is reduced to a “C” or lower;

	(2)	Connecticut General is placed upon a “watch list” by its domiciliary states’s insurance regulators;

	(3)	An order appointing a receiver, conservator or trustee for management of Connecticut General is entered or a proceeding is commenced for rehabilitation, liquidation, supervision or conservation of Connecticut General;

Phoenix Home Life		CIGNA Reinsurance
Edge Series/Templeton	- 11 -	July 25, 1996

(4) Connecticut General is merged, purchased or there is any other change in its ownership.

D.	If this Agreement is terminated for new and existing business, Connecticut General shall be relieved of all liability to Phoenix Home Life for claims incurred following the termination date of this Agreement under such Underlying Annuity Contracts issued by Phoenix Home Life; and,

E.

If this Agreement is terminated for new business only, Connecticut General will remain liable, after termination, in accordance with the terms and conditions of this Agreement, with respect to all reinsurance effective prior to termination of the Agreement for new business;

F.	Both parties shall continue to be entitled to all offset credits provided by Article X up to the effective date of termination;

G.	Phoenix Home Life shall not have the right to assign or transfer any portion of the rights, duties and obligations of Phoenix Home Life under the terms and conditions of this Agreement without the written approval of Connecticut General.

ARTICLE XIX RECAPTURE

Beginning with the twentieth anniversary of this Agreement, Phoenix Home Life shall have the option to recapture existing policies reinsured hereunder. Eligible Policies for recapture are those contracts in force under this agreement for 20 years or more. Phoenix Home Life will give Connecticut General written notice of its intent to recapture ninety days prior to the intended recapture date. Phoenix Home Life may elect to recapture subject to the following:

a)	All eligible policies will be recaptured;

b)	Recapture will be on an issue year basis, and no policies can be recaptured unless all policies with earlier issue years are recaptured.

Phoenix Home Life		CIGNA Reinsurance
Edge Series/Templeton	- 12 -	July 25, 1996

ARTICLE XX NOTICES

All notices required to be given hereunder shall be in writing and shall be deemed delivered if personally delivered, sent via facsimile, or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows:

Robert G. Chipkin, FSA, MAAA
Senior Vice President
Phoenix Home Life Mutual Insurance Company
One American Row
P.O. Box 5056
Hartford, CT 06102-5056
Phone No. 860-403-5948	Fax No. 860-403-5184

Timothy J. Ruark, FSA, MAAA
Assistant Vice President and Actuary
CIGNA Reinsurance
900 Cottage Grove Road
Hartford, CT 06152-4026
Phone No. (860) 726-4053	Fax No. (860) 726-3153

Notice shall be deemed given on the date it is deposited in the mail or sent via facsimile in accordance with the foregoing. Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

The text of this Agreement and all Exhibits, Schedules and Amendments are considered to be the entire agreement between the parties. There are no other understandings or agreements between the parties regarding the policies reinsured other than as expressed in this Agreement. Either party may make changes or additions to this Agreement, but they will not be considered to be in effect unless they are made by means of a written amendment which has been signed by both parties.

In witness whereof, the parties hereto have caused this Agreement to be signed in duplicate on the dates indicated to be effective as of the date specified above.

Phoenix Home Life Mutual Insurance Company

Date: July 29, 1996	By:

Connecticut General Life Insurance Company

Date: July 24, 1996	By:

Phoenix Home Life		CIGNA Reinsurance
Edge Series/Templeton	- 13 -	July 25, 1996

SCHEDULE A

Maximum Limits of Reinsurance in Connecticut General

The maximum purchase amount issued on the life of each annuitant:

$5,000,000

The maximum purchase amount is the sum of all premium contributions less withdrawals in the contract. For purchase amounts in excess of the maximum, Connecticut General’s death benefit liability will be reduced by the ratio of purchase amounts in excess of the maximum to the total purchase amounts.

Phoenix Home Life	SCHEDULE A	CIGNA Reinsurance
Edge Series/Templeton		July 25, 1996

SCHEDULE B

Contracts and Funds Subject to this Reinsurance Agreement

Policy Number	Description

Big Edge

Big Edge Plus

Templeton Investment Plus

Group Strategic Edge - (Allocated Business Only)

Fund Description

The Phoenix Edge Series Funds:

Bond Series

Money Market Series

Growth Series

Total Return Series

Balanced Series

International Series

Real Estate Securities Series

Strategic Theme Series

Money Market Series

Guaranteed Interest Account

Templeton Variable Products Series Funds: Templeton Money Market Fund Templeton Bond Fund. Templeton Stock Fund Templeton Asset Allocation Fund Templeton International Fund

Wanger Advisors Trust Funds Wanger U.S. Small Cap Series Wanger International Small Cap Series

Phoenix Home Life	SCHEDULE B	CIGNA Reinsurance
Edge Series/Templeton		July 25, 1996

SCHEDULE C

Limits and Rules of Phoenix Home Life

1)	Phoenix Home Life will determine the Guaranteed Minimum Death Benefit for each deceased within seven (7) working days of written notice of death.

2)	The maximum purchase payment without company approval is $1,000,000.

3)	The minimum initial purchase payment is $1,000 for non-qualified plans and $25 for qualified plans.

Guaranteed Minimum Death Benefit

If the Owner is the Annuitant and dies before the Contract Maturity Date, the contingent Annuitant becomes the Annuitant. If there is no Contingent Annuitant, the death benefit will be paid under the Contract to the Owner/Annuitant’s beneficiary. If the Owner and the Annuitant are not the same and the Annuitant dies prior to the Maturity Date, the contingent Annuitant becomes the Annuitant. If there is no contingent Annuitant, the death benefit will be paid to the Annuitant’s beneficiary.

For Templeton Investment Plus, The Big Edge Plus and Group Strategic Plus the death benefit is calculated according to the following method:

If the death occurred during the first 6 years following the Contract date, this payment would be equal to the greater of: (a) the sum of all purchase payments made under the Contract less any prior partial withdrawals; or (b) the Contract Value next determined following receipt of a certified copy of the death certificate at Variable Products Operations. If the death occurred during any subsequent 6 year period, this payment would be equal to the greater of: (a) the death benefit that would have been payable at the end of the immediately preceding 6 year period plus any purchase payments made and less any partial withdrawals since such date, or (b) the Contract Value next determined following receipt of a certified copy of the death certificate at Variable Products Operations.

Phoenix Home Life	SCHEDULE C	CIGNA Reinsurance
Edge Series/Templeton		July 25, 1996

SCHEDULED

Quarterly Reinsurance Premium Rates

[Text in this agreement has been redacted, where such information is both not material and would likely cause competitive harm if publicly disclosed]

Phoenix Home Life	SCHEDULE D	CIGNA Reinsurance
Edge Series/Templeton		July 25, 1996

SCHEDULE E

Quarterly Reporting Format

1.	Following the end of each calendar quarter, the Quarterly Detail Page, Fund/Exposure-Based exhibit (attached) must be prepared for each Qualified plan and Non-Qualified plan separately.

2.	The tabulation should be on an Adjusted Basis, which requires omission of excess contract values due to an issue amount in excess of $5 million.

3.	The tabulation is on a seriatim basis, with each contract contributing toward the totals for both exposure and aggregate contract value.

4.	The tabulation is necessary to assess the correct amount at risk for accurate calculation of reinsurance premium. The ceding company can choose to report values a) as weighted averages during the quarter, or b) as of the end of the quarter This election must be denoted on the submission.

5.	At year end reporting, a tabulation of exposures by age and sex based on a percentage decrease in account value by fund type as specified by the NAIC must be submitted for reserve purposes.

Phoenix Home Life	SCHEDULE E	CIGNA Reinsurance
Edge Series/Templeton		July 25, 1996

VARIABLE ANNUITY DEATH BENEFIT
Quarterly Input Page, Fund/Exposure-Based

New Business
and
Inforce Business Following Next Reset

Calendar Year
Reporting Quarter

Age Band	Male Exposure*	Female Exposure*	Male Annuity Value	Female Annuity Value	Male Claims	Female Claims	Male MGDB	Female MGDB

0 - 34
35 - 39
40 - 44
45 - 49
50 - 54
55 - 59
60 - 64
65 - 69
70 - 74
75 - 79
80 - 84
85 - 89
90 - 94
95 - 99

Total 0-70	0	0	0	0	0	0	0	0
70+	0	0	0	0	0	0	0	0

Total Male/Female
	0-70	0		0		0		0
	70+	0		0		0		0
	All Ages	0		0		0		0

Please use end of the period values.

Age Band	Male Exposure	Male Rates / 1,000	Exposure Premium	Male Female Exposure	Female Rates / 1,000	Female Exposure Premium

0 - 34	0	0.24	0	0	0.12	0
35 - 39	0	0.31	0	0	0.17	0
40 - 44	0	0.48	0	0	0.24	0
45 - 49	0	0.80	0	0	0.40	0
50 - 54	0	1.50	0	0	0.67	0
55 - 59	0	2.68	0	0	1.10	0
60 - 64	0	4.26	0	0	1.73	0
65 - 69	0	7.27	0	0	3.11	0

Totals	0		0	0		0

	* Exposure is defined as MGDB less Account Value

Phoenix Home Life	CIGNA Reinsurance
Edge Series/Templeton	July 25, 1996

SCHEDULE E-2, Page 1

VARIABLE ANNUITY DEATH BENEFIT
Quarterly Input Page, Fund/Exposure-Based

Inforce Business From Effective Date Till Next Reset

Calendar Year
Reporting Quarter

Age Band	Male Exposure*	Female Exposure*	Male Annuity Value	Female Annuity Value	Male Claims	Female Claims	Male MGDB	Female MGDB

0 - 34
35 - 39
40 - 44
45 - 49
50 - 54
55 - 59
60 - 64
65 - 69
70 - 74
75 - 79
80 - 84
85 - 89
90 - 94
95 - 99

Total 0-70	0	0	0	0	0	0	0	0
70+	0	0	0	0	0	0	0	0

Total Male/Female
	0-70	0		0		0		0
	70+	0		0		0		0
	All Ages	0		0		0		0

Please use end of the period values.

Age Band	Male Exposure	Male Rates / 1,000	Exposure Premium	Male Female Exposure	Female Rates / 1,000	Female Exposure Premium

0 - 34	0	0.24	0	0	0.12	0
35 - 39	0	0.31	0	0	0.17	0
40 - 44	0	0.48	0	0	0.24	0
45 - 49	0	0.80	0	0	0.40	0
50 - 54	0	1.50	0	0	0.67	0
55 - 59	0	2.68	0	0	1.10	0
60 - 64	0	4.26	0	0	1.73	0
65 - 69	0	7.27	0	0	3.11	0

Totals	0		0	0		0

	* Exposure is defined as MGDB less Account Value

Phoenix Home Life	CIGNA Reinsurance
Edge Series/Templeton	July 25, 1996

SCHEDULE E-2, Page 2

VARIABLE ANNUITY DEATH BENEFIT
Quarterly Transcation Summary

New Business
and
Inforce Business Following Next Reset

Calendar Year
Reporting Quarter

Quarterly Reinsurance Premium Calculation

Part I.

A. Ages Subject to Exposure Calculation (to 70)

1 Aggregate Annuity Value (BOQ)		Prior E-2
2 Aggregate Annuity Value (EOQ)	0	Current E-2
3 Average Annuity Value (1+2)/2	0

4 Minimum Fund-Based Premium Rate	0.000080
5 Minimum Premium (4*3)	0
6 Maximum Fund-Based Premium Rate	0.000200
7 Maximum Premium (6*3)	0

8 Actual Exposure Premium (BOQ)		Prior E-2
9 Actual Exposure Premium (EOQ)	0	Current E-2
10 Average Exposure Premium (8+9)/2	0

11 Earned Premium (max[5,min(10,7)]	0
12 Advance Premium Current Quarter (4*2)	0
13 Advance Premium Prior Quarter		Prior E-3
14 Net Premium Due (11+12-13)	0

B. Ages Not Subject to Exposure Calculation (70+)

15 Aggregate Annuity Value (BOQ)		Prior E-2
16 Aggregate Annuity Value (EOQ)	0	Current E-2
17 Average Annuity Value [(15+16)/2]	0

18 Quarterly Fund Based Premium Rate	0.000300
19 Quarterly Earned Premium (17*18)	0
20 Advance Premium Current Quarter (16*18]	0
21 Advance Premium Prior Quarter		Prior E-3
22 Net Premium Due [19+20-21]	0

23 Total Part I. Net Premium Due All Ages (14+22]	0

Phoenix Home Life	CIGNA Reinsurance
Edge Series/Templeton	July 25, 1996

SCHEDULE E-3, Page 1

VARIABLE ANNUITY DEATH BENEFIT
Quarterly Transcation Summary

Inforce Business From Effective Date Till Next Reset

Calendar Year
Reporting Quarter

Quarterly Reinsurance Premium Calculation

Part II.

A. Ages Subject to Exposure Calculation (to 70)

24 Aggregate Annuity Value (BOQ)		Prior E-2
25 Aggregate Annuity Value (EOQ)	0	Current E-2
26 Average Annuity Value (24+25)/2	0

27 Minimum Fund-Based Premium Rate	0.000060
28 Minimum Premium (27*26)	0
29 Maximum Fund-Based Premium Rate	0.000200
30 Maximum Premium (29*26)	0

31 Actual Exposure Premium (BOQ)		Prior E-2
32 Actual Exposure Premium (EOQ)	0	Current E-2
33 Average Exposure Premium (31+32)/2	0

34 Earned Premium [max(28,min(33,30)]	0
35 Advance Premium Current Quarter (27*25)	0
36 Advance Premium Prior Quarter		Prior E-3
37 Net Premium Due (34+35-36)	0

B. Ages Not Subject to Exposure Calculation (70+)

38 Aggregate Annuity Value (BOQ)		Prior E-2
39 Aggregate Annuity Value (EOQ)	0	Current E-2
40 Average Annuity Value [(38+39)/2]	0

41 Quarterly Fund Based Premium Rate	0.000280
42 Quarterly Earned Premium (40*41]	0
43 Advance Premium Current Quarter [39*41]	0
44 Advance Premium Prior Quarter		Prior E-3
45 Net Premium Due [42+43-441]	0

46 Total Part II. Net Premium Due All Ages [37+45]	0

47 Total Net Premium Due All Ages [23+46]	0

Phoenix Home Life	CIGNA Reinsurance
Edge Series/Templeton	July 11, 1996

SCHEDULE E-3, Page 2

VARIABLE ANNUITY DEATH BENEFIT
Quarterly Transcation Summary

New Business
and
Inforce Business

Calendar Year
Reporting Quarter

Quarterly Reinsurance Premium Calculation

Part III.

Actual Claims

48 Quarterly Reinsurance Amount	0	Current E-2

Part IV.

Net Transactions

49 Premium Due Reinsurer (Sum 47]	0
50 Quarterly Reinsurance Claims [Sum 48]	0
51 Fourth Quarter Calendar Year Premium Adjustment		Attach explanation
52 Prior Adjustment		Attach explanation
53 Amount Due Ceding Company [50-49+51+52]	0

Phoenix Home Life	CIGNA Reinsurance
Edge Series/Templeton	July 11, 1996

SCHEDULE E-3, Page 3